Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-188261) (the “Registration Statement”) of our reports dated March 28, 2014, relating to the consolidated financial statements of CNOOC Limited as of and for the year ended December 31, 2013, and the effectiveness of CNOOC Limited’s internal control over financial reporting as of December 31, 2013, appearing in its Annual Report on Form 20-F for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the prospectus supplement, which is part of the Registration Statement.

Deloitte Touche Tohmatsu
/s/ Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 22, 2014